Exhibit 10.2

LOAN AGREEMENT

THIS LOAN AGREEMENT is made by and between Clara Ltd. as lender (the "Lender") and Link Bit Consulting Co., Ltd. as borrower (the "Borrower") as follows:

Article 1. (Loam)

The Lender hereby made a loan 100,000,000JPY to the Borrower (the "Loan") through a bank transfer to the following account and the Borrower received the Loan today.

Tokyo-Mitsubishi UFJ bank, Kojimachi Branch

Ordinary account 4524647

Link Bit Consulting Co., Ltd

Representative director Takashi OZAWA

Article 2. (Interest)

No interest.

Article 3. (Repayment method)

Divided payment starting from the end of January 2013 to the end of October 2013.

The Borrower shall pay 10,000,000JPY at the end of each month during the above period to the bank account which the Lender indicates.

Article 4. (Default Interest)

In the event the Borrower fails to make repayment of its obligations on the due date, the Borrower shall pay to the Lender default interest on the overdue amount, at the rate of 19% per annum.

Article 5. (Event of Default)

In case any of the following events with respect to the Borrower shall have occurred, all obligations of the Borrower to the Lender hereunder shall immediately become due and payable without any notice or demand from the Lender and the Borrower shall pay all obligations immediately.

1. Any petition for compulsory execution, compulsory auction, bankruptcy, the commencement of composition, arrangement proceedings, or reorganization proceedings that incurred due to other liability is issued to the Borrower.

2. A part of a claim of the Borrower has been seized or has been subjected to execution of a provisional seizure. Any petition for compulsory execution or compulsory auction incurred due to other liability, bankruptcy, the commencement of composition, and arrangement proceedings or reorganization proceedings is issued.

3.The Borrower defaults in the due performance or observance of any provision under this Agreement.

4. In addition to those listed in the preceding four items, any reasonable and probable cause that need to preserve the obligatory right of the Lender occurs.

Article 6. (Joint and several obligation)

The joint surety shall undertake the obligation of the Borrower jointly with the Borrower.

Article 7. (Security)

In order to secure the obligation under this agreement, the Borrower hereby deposit the following.

Common share of Bankisha net Co., Ltd, wholly owned by the Borrower.

(200 shares, 1 piece, numbered 1)

Article 8. (Jurisdiction)

In the event of any disputes arising out, the Lender and the Borrower shall submit to the jurisdiction of the Tokyo District Court.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in one copy, affixing the respective name and seal, and the Lender retains the original and the Borrower and the joint surety retain its copy.

March 26, 2012

The Lender: 1-5-3 Sumiyoshi Hakata-ku Fukuoka-shi

Clara Ltd.

Representative director Akira TANABE

The Borrower: 1-16-1 Kaigan Minato-ku Tokyo

Link Bit Consulting Co., Ltd.

Representative director Takashi OZAWA

The joint surety: 1-12 Tsutsujigaoka Aoba-ku Yokohama-shi Kanagawa,

Shuya WATANABE

2413, 3-5-3 Nishikanda Chiyoda-ku Tokyo

Takashi OZAWA

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